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                                                                     EXHIBIT 4-3


                             1995 STOCK OPTION PLAN

                                       OF

                           MEDPARTNERS/MULLIKIN, INC.


     1.  PURPOSE OF THE PLAN


     The purposes of this 1995 Stock Option Plan (the "Plan") of
MedPartners/Mullikin, Inc. (the "Company") are to:

            1.1 furnish incentives to individuals or entities chosen to receive options because they are considered capable of responding by improving operations and increasing profits;

            1.2 encourage selected employees to accept or continue employment with the Company or its Affiliates; and

            1.3 increase the interest of selected employees, officers, directors and consultants in the Company's welfare through their participation in the growth in value of the common stock, $.001 par value, of the Company ("Common Stock").

        To accomplish the foregoing objectives, this Plan provides a means whereby individuals and entities may receive options to purchase Common Stock. Options granted under this Plan ("Options") will be either nonqualified options ("NQOs") subject to federal income taxation upon exercise or Options intended to be incentive stock options ("ISOs") not subject to immediate federal income taxation upon exercise.

      2. ELIGIBLE PERSONS

         2.1 General. Every person who at the date on which an Option granted to the person becomes effective (the "Grant Date") is a full-time employee, officer, director or consultant of the Company or of any Affiliate or any individual or entity subject to an acquisition or management agreement with the Company is eligible to receive Options under this Plan.

         2.2 Definition of Affiliate. The term "Affiliate," as used in this Plan, means a "parent corporation" or "subsidiary corporation," as defined in Section 424 of the Internal Revenue Code of 1986 (the "Code"). The term "employee" shall have the meaning ascribed for purposes of Section 3401(c) of the Code and the Treasury Regulations promulgated thereunder and shall include an officer or a director who is also an employee.

      3. STOCK SUBJECT TO THIS PLAN

         3.1 The total number of shares of stock reserved for issuance upon the exercise of Options is 4,250,000 shares of Common Stock. The shares covered by the portion of any grant that expires unexercised under this Plan shall become available again for grants under this Plan. The number


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of shares reserved for issuance under this Plan is subject to adjustment in accordance with the provisions for adjustment in this Plan.

        3.2 The number of shares of Common Stock for which Options may be granted under the Plan shall automatically increase on the first trading day of each calander year during the term of the Plan, beginning with the 1996 calander year, by an amount equal to 1% of the shares of Common Stock outstanding on December 31 of the immediately preceding year. However, such additional shares shall be available only for the grant of NQOs under the Plan and not for the grant of ISOs.

    4.  ADMINISTRATION

        This Plan shall be administered by a committee (the "Committee") of not less than three (3) members appointed by the Board of Directors, at least two
(2) of which must be nonemployee disinterested Directors ("Disinterested Directors") as defined in Rule 16b-3 promulgated under the Securities Exchange Act of 1934 (the "Exchange Act"). The Committee may delegate nondiscretionary administrative duties to other employees of the Company as it deems proper. Subject to the approval of the Board of Directors and the provisions of this Plan, the Committee shall have the authority to select the persons to receive Options under this Plan, to fix the number of shares that each optionee may purchase, to set the terms and conditions of each Option, and to determine all other matters relating to this Plan; provided, however, that any Options granted to management of the Company or other insiders shall be determined solely by the Disinterested Directors and all Options granted to members of the Board of Directors shall comply with Rule 16b-3 of the Exchange Act. Any act approved in writing by a majority of the members of the Committee shall be a valid act of the Committee. All questions of interpretation, implementation and application of this Plan shall be determined by the Committee. Such determinations shall be final and binding on all persons. No member of the Board of Directors or the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any option granted under the Plan.

    5.  GRANTING OF RIGHTS

        5.1 Ten Year Limitation. No Options shall be granted under this Plan after ten years from the date the Board adopts this Plan.

        5.2 Written Agreement; Effect. Each Option shall be evidenced by a written agreement (the "Option Agreement"), in form satisfactory to the Committee, executed by the Company and by the person to whom such Option is granted. The Option Agreement shall specify whether each Option it evidences is a NQO or an ISO. Failure of the grantee to execute an Option Agreement shall not void or invalidate the grant of an Option; the Option may not be exercised, however, until the Option Agreement is executed. Each optionee who is or is expected to become an employee shall contemporaneously with the grant of an option execute an Employee Noncompetition, Nondisclosure and Developments Agreement in a form satisfactory to the Committee.

        5.3  Annual $100,000 Limitation on ISOs.  To the extent required by
Section 422(d) of the Code, the aggregate fair market value of shares of the Common Stock with respect to which incentive stock options are exercisable for the first time by any individual during any calendar year shall not exceed $100,000. For this purpose, fair market value shall be the fair market value of the shares covered by the ISOs when the ISOs were granted. If by their terms, such ISOs taken together would first become exercisable at a faster rate, this $100,000 limitation shall be applied by deferring the


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exercisability of those ISOs or portions of ISOs which have the highest per share exercise prices. The ISOs or portions of ISOs, the exercisability of which are so deferred, shall become exercisable on the first day of the first subsequent calendar year during which they may be exercised, as determined by applying these same principles of this Section and all other provisions of this Section and all other provisions of this Plan, including those relating to the expiration and termination of ISOs.

        5.4 Advance Approvals. The Board of Directors may approve the grant of Options to persons who are expected to become employees, consultants or members of the Board of Directors, of the Company, but are not employees, consultants or members of the Board of Directors at the date of approval. In such cases, the Option shall be deemed granted, without further approval, on the date the grantee becomes an employee, and must satisfy all requirements of this Plan for Options granted on that date.

   6.   TERMS AND CONDITIONS OF OPTIONS

   Each Option shall be designated as an ISO or a NQO and shall be subject to the terms and conditions set forth in Section 6.1. NQOs shall also be subject to the terms and conditions set forth in Section 6.2, but not those set forth in Section 6.3. ISOs shall also be subject to the terms and conditions set forth in Section 6.3, but not those set forth in Section 6.2.

        6.1 Terms and Conditions to Which All Options Are Subject. All Options shall be subject to the following terms and conditions:

                    (a) Changes in Capital Structure.  Subject to Section
               6.1(b), if the stock of the Company is changed by reason of a stock split, reverse stock split, stock dividend, or recapitalization, or converted into or exchanged for other securities as a result of a merger, consolidation, or reorganization, appropriate adjustments shall be made in (A) the number and class of shares of stock subject to this Plan and each outstanding Option, and (B) the exercise price of each outstanding Option; provided, however, that the Company shall not be required to issue fractional shares as a result of any such adjustment. Each such adjustment shall be determined by the Committee in its sole discretion, which determination shall be final and binding on all persons.

                    (b) Corporate Transactions.  New option rights may be
               substituted for Options granted, or the Company's obligations as to outstanding Options may be assumed, by an employer corporation other than the Company, or an Affiliate thereof, in connection with any merger, consolidation, acquisition, separation, reorganization, dissolution, liquidation, sale, or like occurrence in which the Company is involved and which the Committee determines, in its absolute discretion, would materially alter the structure. Substitution shall be done in such manner that the then outstanding Options which are ISOs will continue to be "incentive stock options" within the meaning of Section 422 of the Code to the full extent permitted thereby. Notwithstanding the foregoing or the provisions of Section 6.1(a), if such an event occurs and if such employer corporation, or an Affiliate thereof, does not substitute new option rights for, and substantially equivalent to, the outstanding Options granted hereunder, or assume the outstanding Options granted hereunder, or if there is no employer corporation, or if the Committee determines, in its sole discretion, that outstanding Options should not then continue to be outstanding, the Committee may upon ten days prior written notice to optionees in its absolute discretion (A) shorten the period during which Options are exercisable (provided they


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               remain exercisable, to the extent otherwise exercisable, for at least ten days after the date the notice is given), or (B) cancel Options upon payment to the optionee in cash, with respect to each Option to the extent then exercisable, of an amount which, in the absolute discretion of the Committee, is determined to be equivalent to any excess of the fair market value (at the effective time of the dissolution, liquidation, merger, consolidation, acquisition, separation, reorganization, sale or other event) of the consideration that the optionee would have received if the Option had been exercised before the effective time, over the exercise price of the Option; provided, however, if there is a successor corporation and replacement options are not granted by the successor corporation, all outstanding Options shall become exercisable prior to the consummation of the transaction such that the optionees shall have not less than ten days to exercise their Options and become stockholders of record entitled to receive the consideration paid to the other stockholders of the Company. If an optionee fails to exercise his option within any exercise period described in this paragraph and the dissolution, liquidation, merger, consolidation, sale or other event is consummated, his option shall no longer be exercisable. Any unexercised option shall be cancelled and terminated. Notwithstanding anything herein to the contrary, nothing shall extend an optionee's right to exercise (1) an ISO after the expiration of ten (10) years from the date it is granted or (2) a NQO after the expiration of ten (10) years from the date it is granted. The actions described in this Section may be taken without regard to any resulting tax consequences to the optionee.

                    (c) Option Grant Date. Each Option Agreement shall specify the date as of which it shall be effective, which date shall be the Grant Date (determined pursuant to Section 5.4 in the case of advance approvals).

                    (d) Fair Market Value. For purposes of this Plan, the fair market value of the Company's Common Stock shall be determined as follows:

                          (1) if the stock is listed on any established stock exchange or a national market system, including without limitation the National Market System of the National Association of Securities Dealers Automated Quotation System, its fair market value shall be the closing sales price for the stock, or the mean between the high bid and low asked prices if no sales were reported, as quoted on such system or exchange (or the largest such exchange) for the date the value is to be determined (or if there are no sales or bids for such date, then for the last preceding business day on which there were sales or bids), as reported in the Wall Street Journal or similar publication;

                          (2) if the stock is regularly quoted by a recognized securities dealer but selling prices are not reported, its fair market value shall be the mean between the high bid and low asking prices for the stock on the date the value is to be determined (or if there are no quoted prices for the date of grant, then for the last preceding business day on which there were quoted prices); or

                          (3) in the absence of an established market for the stock, the fair market value shall be determined in "good faith" by the Committee, with reference to the Company's net worth, prospective earning power, dividend-paying capacity, and other relevant factors, including sales for the most recent 12 month period, the goodwill of the Company, the economic outlook in the Company's industry, the Company's position in


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               the industry and its management and the values of stock of other corporations in the same or a similar line of business.

               (e) Time of Option Exercise. The Company shall not grant any Options which may become exercisable at a rate in excess of 20% per annum from the date of such grant without the written consent of a majority of the Disinterested Directors.

               (f) Nonassignability of Option Rights. No Option shall be assignable or otherwise transferable by the optionee except by will or by the laws of descent and distribution. During the life of the optionee, an Option shall be exercisable only by the optionee or the optionee's guardian or legal representative.

               (g) Payment. Except as provided below, payment in full, in cash, shall be made for all stock purchased at the time written notice of exercise of an Option is given to the Company, and proceeds of any payment shall constitute general funds of the Company. At the time an Option is granted or before it is exercised, the Committee, in the exercise of its absolute discretion, may authorize any one or more of the following additional methods of payment:

                   (1) acceptance of the optionee's full recourse promissory
               note for some or all of the aggregate exercise price of the shares being acquired (except for the aggregate par value of the shares being acquired, which must be paid in cash or other lawful consideration under applicable law), payable on such terms and bearing such interest rate as determined by the Committee, and secured in such manner as the Committee shall approve; including, without limitation, by a security interest in Common Stock or other securities of the Company;

                   (2) delivery by the optionee of Common Stock or other securities of the Company already owned by the optionee for all or part of the aggregate exercise price of the shares being acquired, provided the fair market value of such Common Stock or securities is equal on the date of exercise to the aggregate exercise price of the shares being acquired, or such portion thereof as the optionee is authorized to pay by delivery of such Common Stock or securities; and

                  (3) any other property, so long as such property is acceptable to the Committee and constitutes valid consideration under applicable law for the shares being acquired and is surrendered in good form for transfer.

               (h) Termination.

                     (1) Any Option or portion thereof which has not expired or been exercised on or before the date on which an optionee ceases to be an employee, officer, consultant or member of the Board of Directors or otherwise affiliated with the Company ("Termination") for cause, shall expire upon Termination.

                     (2) Any Option or portion thereof which has not expired or been exercised on or before the date of Termination without cause, shall expire ninety (90) days after the date of Termination. A leave of absence duly authorized by the Company, shall not be deemed a Termination or a break in continuous employment.


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                     (3)   Notwithstanding the foregoing, if Termination is due
               to the permanent disability or death of the optionee, the optionee, the optionee's personal representative or any other person who acquires option rights from the optionee by will or the applicable laws of descent and distribution, may, within twelve months after the date of Termination, exercise such option rights to the extent they were exercisable on the date of Termination.

               (i) Other Provisions. Each Option Agreement may contain such other terms, provisions, and conditions not inconsistent with this Plan, including rights of repurchase, as may be determined by the Committee, and each ISO granted under this Plan shall include such provisions and conditions as are necessary to qualify such option as an "incentive stock option" within the meaning of Section 422 of the Code.

               (j) Withholding and Employment Taxes. At the time of exercise of an Option, the optionee shall remit to the Company in cash all applicable federal and state withholding and employment taxes. If and to the extent authorized and approved by the Committee in its sole discretion, an optionee may elect, by means of a form of election to be prescribed by the Committee, to have shares which are acquired upon exercise of an Option withheld by the Company or tender other shares of Common Stock or other securities of the Company owned by the optionee to the Company at the time the amount of such taxes is determined in order to pay the amount of such tax obligations, subject to the following limitations:

                   (1)  such election shall be irrevocable;

                   (2) such election shall be subject to the disapproval of the Committee at any time;

                   (3) such election may not be made within six months of the Grant Date of the Option the exercise of which resulted in the tax withholding obligation (the "Related Option") (except that this limitation shall not apply in the event death or disability of the optionee occurs before the expiration of the six-month period); and

                   (4) such election must be made either (i) six months before the date that the amount of tax to be withheld upon exercise of the Related Option is determined or (ii) in any ten-day period before such tax determination date beginning on the third business day following the date of release by the Company for publication of quarterly or annual summary statements of sales or earnings of the Company.

Any Common Stock or other securities so withheld or tendered will be valued by the Company as of the date they are withheld or tendered. Unless the Committee otherwise determines, the optionee shall pay to the Company in cash, promptly when the amount of such obligations become determinable, all applicable federal and state withholding taxes resulting from the lapse of restrictions imposed on exercise of an Option, from a transfer or other disposition of shares acquired upon exercise of an Option or otherwise related to the Option or the shares acquired upon exercise of the Option.

               6.2 Terms and Conditions to Which Only NQOs Are Subject. Options granted under this Plan which are designated as NQOs shall be subject to the following terms and conditions:


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               (a)  Exercise Price.  The exercise price of an NQO shall not be less than 85 percent of the fair market value of the stock subject to the Option on the Grant Date; provided however, that the exercise price of an NQO granted to any person who owns, directly or indirectly (or is treated as owning by reason of attribution rules, currently set forth in Code Section 424), stock of the Company constituting more than ten percent of the total combined voting power of all classes of outstanding stock of the Company or of any Affiliate of the Company, shall in no event be less than 100 percent of such fair market value.

               (b) Option Term. Unless an earlier expiration date is specified by the Committee at the Grant Date in the Option Agreement, each NQO shall expire ten years from its Grant Date.

         6.3 Terms and Conditions to Which Only ISOs Are Subject. Options granted under this Plan which are designated as ISOs shall be subject to the following terms and conditions:

         (a) Exercise Price. The exercise price of an ISO shall be determined in accordance with the applicable provisions of the Code and shall in no event be less than the fair market value of the stock covered by the ISO at the Grant Date; provided, however, that the exercise price of an ISO granted to any person who owns, directly or indirectly (or is treated as owning by reason of attribution rules, currently set forth in Code
     Section 424), stock of the Company constituting more than ten percent of the total combined voting power of all classes of outstanding stock of the Company or of any Affiliate of the Company, shall in no event be less than 110 percent of such fair market value.

         (b) Option Term. Unless an earlier expiration date is specified by the Committee at the Grant Date in the Option Agreement, each ISO shall expire ten (10) years from its Grant Date; except that an ISO granted to any person who owns, directly or indirectly (or is treated as owning by reason of applicable attribution rules currently set forth in Section 424 of the Code) stock of the Company constituting more than ten percent of the total combined voting power of the Company's outstanding stock, or the stock of any Affiliate of the Company, shall expire five years from its Grant Date.

         (c) Disqualifying Dispositions. If stock acquired by exercise of an ISO is disposed of within two years from the Grant Date or within one year after the transfer of the stock to the optionee, the holder of the stock immediately prior to the disposition shall promptly notify the Company in writing of the date and terms of the disposition and shall provide such other information regarding the disposition as the Company may reasonably require. Such holder shall pay to the Company any withholding and employment taxes which the Company in its sole discretion deems applicable. The Company may instruct its stock transfer agent by appropriate means, including placement of legends on stock certificates, not to transfer stock acquired by exercise of an ISO unless it has been advised by the Company that the requirements of this Section have been satisfied.

     7. MANNER OF EXERCISE

     An optionee wishing to exercise an Option shall give written notice to the Company at its principal executive office, to the attention of the Secretary of the Company, accompanied by an executed stock purchase agreement in form and substance satisfactory to the Company, by payment of the exercise price and by such other documents as the Committee may request. The date the Company receives written notice of an exercise hereunder accompanied by payment of the exercise



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price and all such other documents will be considered the date the Option was exercised. Promptly after receipt of written notice of exercise of an Option, the Company shall, without stock issue or transfer taxes to the optionee or any other person entitled to exercise the Option, deliver to the optionee or such other person a certificate or certificates for the requisite number of shares of stock. An optionee or transferee of an Option shall not have any privileges as stockholder with respect to any stock covered by the Option until the date of issuance of a stock certificate.

         8. RELATIONSHIP WITH THE COMPANY

         Nothing in this Plan or any Option granted hereunder shall interfere with or limit in any way the right of the Company to terminate any optionee's employment, affiliation or other relationship with the Company at any time, nor confer upon any optionee any right to continue in the employ of, as a consultant to, as a director of, or otherwise affiliated in any way with, the Company.

         9. AMENDMENT, SUSPENSION OR TERMINATION OF THIS PLAN

         The Board of Directors may at any time amend, alter, suspend or discontinue this Plan. The Board of Directors may amend this Plan and the terms of any Option outstanding hereunder if the amendment is designed to maximize federal income tax benefits accorded to Options; provided, that with respect to outstanding Options, the optionee consents to such amendment.

         10. LIABILITY AND INDEMNIFICATION OF COMMITTEE

         No member of the Committee shall be liable for any act or omission on such member's own part, including but not limited to the exercise of any power or discretion given to such member under this Plan, except for those acts or omissions resulting from such member's own gross negligence or willful misconduct. The Company shall indemnify each present and future member of the Committee against, and each member of the Committee shall be entitled without further act on his or her part to indemnity from the Company for, all expenses (including attorneys' fees and the amount of judgments and the amount of approved settlements made with a view to the curtailment of costs of litigation, other than amounts paid to the Company itself) reasonably incurred by such person in connection with or arising out of any action, suit, or proceeding to which the Committee or any member of the committee may be a party by reason of any action taken or failure to act under or in connection with the Plan or any option granted or not granted under the Plan to the full extent permitted by law and by the Certificate of Incorporation and Bylaws of the Company. The right of indemnity described in this Section 10 shall be in addition to such other rights of indemnification as the members of the Committee shall otherwise be entitled because of their serving on the Board of Directors of the Company or as an employee of the Company.

         11. EFFECTIVE DATE OF THIS PLAN

         This Plan shall become effective upon adoption by the Board.

         On February 1, 1995 the Board of Directors of MedPartners, Inc. adopted the Plan which was then adopted by the stockholders of MedPartners, Inc. that same date. On August 14, 1995 the Board of Directors of MedPartners adopted an amendment to the Plan to increase the number of shares issued


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thereof to the present level which was then approved and adopted by the stockholders of MedPartners, Inc. on November 28, 1995.

         On November 28, 1995 the Board of Directors of MedPartners/Mullikin, Inc., the successor issuer of MedPartners, Inc., adopted this Plan which was then adopted by the stockholders of the Company on that same date.



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              AMENDMENT NUMBER 1 TO THE 1995 STOCK OPTION PLAN OF
                           MEDPARTNERS/MULLIKIN, INC.


         The 1995 Stock Option Plan of MedPartners/Mullikin is hereby amended to substitute a new Section 3.1 thereof so that such Section 3.1, as so amended, shall read as follows:

         3.      STOCK SUBJECT TO THIS PLAN

         3.1 The total number of shares of stock reserved for issuance upon the exercise of Options is 5,575,000 shares of Common Stock. The shares covered by the portion of any grant that expires unexercised under this Plan shall become available again for grants under this Plan. The number of shares reserved for issuance under this Plan is subject to adjustment in accordance with the provisions for adjustment in this Plan.

         Subject to this amendment, all other provisions of the 1995 Plan remain in full force and effect as originally adopted by the Board of Directors and approved by the Stockholders of the Company on February 22, 1996.



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              AMENDMENT NUMBER 2 TO THE 1995 STOCK OPTION PLAN OF
                           MEDPARTNERS/MULLIKIN, INC.


         The 1995 Stock Option Plan of MedPartners/Mullikin is hereby amended to substitute a new Section 3.1 thereof so that such Section 3.1, as so amended, shall read as follows:

         3.      STOCK SUBJECT TO THIS PLAN

         3.1 The total number of shares of stock reserved for issuance upon the exercise of Options is 7,099,150 shares of Common Stock. The shares covered by the portion of any grant that expires unexercised under this Plan shall become available again for grants under this Plan. The number of shares reserved for issuance under this Plan is subject to adjustment in accordance with the provisions for adjustment in this Plan.

         Subject to this amendment, all other provisions of the 1995 Plan remains in full force and effect as originally adopted by the Board of Directors on March 22, 1996 and approved by the Stockholders of the Company on April 25, 1996.



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